Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact Roy Harvey (212) 836-2674	Media Contact Michael E. Belwood (812) 604-0530

Chris L. Ayers Named President, Alcoa Global Primary Products

New York, NY, May 18, 2011 – Alcoa announced today that Chris L. Ayers has been named President of Alcoa’s Global Primary Products (GPP) business, effective May 18, 2011. Ayers, previously Chief Operating Officer of GPP, succeeds John Thuestad, who will be handling special projects for the Company.

Ayers joined Alcoa in February 2010 as Chief Operating Officer of Alcoa Cast, Forged and Extruded Products, a new position. He was elected a Vice President of Alcoa in April 2010 and Executive Vice President of the Company in August 2010, when he was named Chief Operating Officer for GPP.

“Since joining Alcoa, Chris has had a solid track record of success in turning operational excellence into financial performance,” said Alcoa Chairman and CEO Klaus Kleinfeld. “He has provided steady leadership in overseeing GPP’s operations and I am confident he will continue GPP’s progress toward achieving its 2011 and three-year goals.”

Prior to joining Alcoa, Ayers was President of the Forgings Division of Precision Castparts Corporation. He holds bachelor’s and master’s degrees in Aerospace Engineering from Georgia Tech and an MBA from the University of Connecticut.

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for nine consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 59,000 people in 31 countries across the world. More information can be found at www.alcoa.com.